EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

NEWS RELEASE

School Specialty Announces Fiscal Year 2018 Second Quarter Financial Results

GREENVILLE, Wis., August 7, 2018 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), home of the 21st Century Safe School™ and leading provider of products and innovative solutions that support integrated learning environments for improved student social, emotional, mental and physical well-being, today announced financial results for its fiscal 2018 second quarter ended June 30, 2018.

Joseph M. Yorio, President and Chief Executive Officer, stated, “The first half of 2018 is very encouraging as the sales momentum we are experiencing is the strongest we have seen in the last several years. Importantly, the momentum is strong across our broad Supplies category, all aspects of our Furniture business and in strategic areas of focus such as our relationship with Amazon and in Safety & Security. This being said, much of the benefit of executing the team-sell model and effectively engaging the market with our 21st Century Safe School value proposition is still in front of us. In 2018, we deployed strategies to more effectively price key elements of our offering and ensure we maintain leadership positions on key strategic purchasing agreements. These efforts have coincided with initiatives to drive growth in higher margin elements of our offering. The strategies we are deploying are clearly beginning to enable market penetration which will pave the way to bring a more comprehensive set of solutions to our customers. Now we need to execute on those opportunities to better balance our mix and strengthen margins. We continue to manage our cost structure effectively and see opportunity for SG&A favorability in the second half of the year. This should enable us to offset near-term margin pressure and cost pressures in transportation and wages, and still deliver bottom-line growth in 2018.”

Q2 Results (for the three months ended June 30, 2018 and July 1, 2017)

In the first quarter of fiscal 2018, the Company adopted a new accounting principle (“ASC 606”) which addressed the timing of both revenue recognition and catalog costs. While the Company expects the full year impact of ASC 606 to be minimal as it relates to the Company’s revenues, gross profit, SG&A, and Adjusted EBITDA, the year-over-year comparability between quarters is impacted, particularly for the Company’s catalog expenses included in SG&A. As ASC 606 requires catalog costs to be expensed as incurred instead of amortized over the related sales period (~1 year), it will result in an acceleration of catalog costs in the Company’s first and fourth quarters, with offsetting decreases in the Company’s second and third quarters.

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Revenues of $169.3 million for the second quarter of fiscal 2018 increased by $9.1 million or 5.7%, as compared to the second quarter of fiscal 2017. The adoption of ASC 606 contributed $4.7 million of the incremental revenue, primarily within the Company’s Distribution segment. Distribution segment revenues of $155.8 million increased by 10.2% or $14.4 million. Revenues from Triumph Learning, acquired in the third quarter of fiscal 2017 and reported in the Company’s Instruction & Intervention product category, contributed $4.1 million of incremental revenues in the second quarter of fiscal 2018. After adjusting for the impact of revenues from Triumph Learning, Distribution segment revenues were up in the second quarter by $10.3 million compared to the prior year period.

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Revenues from the Supplies product category increased approximately $3.5 million or 4.5%, in the quarter. Incoming orders in the quarter continued to be strong, up over 11.0% as compared to second quarter orders in 2017.

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Revenues in the Furniture product category were up 22.4% or $9.6 million, compared to last year’s second quarter. While the adoption of ASC 606 contributed $5.4 million of this increase, incoming orders remained strong in the quarter, up over 16.0% as compared to last year’s second quarter.

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Agendas revenues were $4.6 million in the second quarter of fiscal 2018, down $1.9 million from last year’s second quarter. AV Tech revenues were $4.1 million in the second quarter of fiscal 2018, down $0.4 million from last year’s second quarter. The revenue performances of both the Agendas and AV Tech categories were modestly below the Company’s expectations.

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Instruction & Intervention product category revenues of $14.3 million in the second quarter of fiscal 2018 were up $4.1 million as compared to last year’s second quarter.

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Curriculum segment revenues of $13.5 million decreased by 28.3% or $5.3 million. The decline was primarily related to three large school district orders, totaling $4.4 million, which shipped in last year’s second quarter. With limited state science adoption-related opportunities in 2018, the Company expected declines in segment revenues in fiscal 2018. However, based on the current pipeline of state adoption and significant opportunities in open territory states, the Company anticipates segment growth resuming in 2019 as adoption-related opportunities are expected to increase.

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Overall gross profit margin was 34.7% for the three months ended June 30, 2018, as compared to 37.8% for the three months ended July 1, 2017, a decline of 310 basis points.

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Distribution segment gross margin was 32.6% for the three months ended June 30, 2018, as compared to 35.7% for the three months ended July 1, 2017. Rate variances at a product level negatively impacted gross margins by 250 basis points in the current year’s second quarter. These negative rates are related to certain state, regional and district-level pricing agreements, which became effective at various points in 2017. In addition, the strategic move to more competitive pricing on highly shopped items is a contributing factor for the decline. Higher product development amortization in the current year’s second quarter contributed approximately 20 basis points of lower gross margin. The remaining decline in gross margin was associated with a shift in product mix.

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Curriculum segment gross margin was 58.8% for the three months ended June 30, 2018, as compared to 53.4% for the three months ended July 1, 2017. Incremental training revenue in the current year’s second quarter contributed approximately 150 basis points of the improvement, while favorable lower product costs in the current year contributed approximately 360 basis points of gross margin improvement. Lower product development amortization in the current year’s second quarter contributed 30 basis points of the gross margin increase.

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Selling, General & Administrative (“SG&A”) expenses were $53.8 million as compared to $51.7 million, an increase of $2.1 million or 4.0%. The increase in SG&A is primarily related to the Triumph Learning acquisition, and incremental depreciation and amortization. The acquisition of Triumph Learning resulted in approximately $2.9 million of incremental SG&A costs in the second quarter of 2018 versus last year’s second quarter. Approximately $0.3 million of the costs associated with Triumph Learning were related directly to the integration through the finalization of quarter one 2018 estimates. Transportation costs increased by $1.9 million due to a combination of incremental volume and increased effective transportation rates. Depreciation and amortization expense increased by $0.8 million in the current year second quarter related primarily to incremental depreciation associated with the Company’s implementation of its new e-commerce platform. These increases were partially offset by a combination of $2.0 million of lower catalog expense associated with the adoption of ASC 606, reductions in marketing and selling costs, and lower incentive compensation expenses in the quarter. As a percent of revenue, SG&A decreased from 32.3% for the three months ended July 1, 2017 to 31.8% for the three months ended June 30, 2018.

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The Company reported operating income of $4.8 million in the second quarter of fiscal 2018, as compared to operating income of $8.7 million in the second quarter of fiscal 2017.

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Interest expense of $3.7 million was down $0.5 million in the second quarter of 2018, which was primarily related to a reduction in non-cash interest of $0.9 million. This decline in non-cash interest was due to lower interest attributable to the Company’s vendor note obligations. The decrease in non-cash interest expense was partially offset by $0.4 million of incremental cash interest associated with an increase in average borrowings in the current quarter. The increase in average borrowings is related to the acquisition of Triumph Learning in the third quarter of fiscal 2017.

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The provision for income taxes was $1.1 million for the three months ended June 30, 2018, as compared to $0.1 million for the three months ended July 1, 2017. The effective income tax rate for the three months ended June 30, 2018 and the three months ended July 1, 2017 was 98.3% and 42.1%, respectively. Due to the minimal amount of income before provision of income taxes in both periods, the Company believes that the effective income tax rate is not representative of the full year expected rate as discrete tax items, such as realized built-in loss and foreign tax adjustments, in the quarter have a large impact on the quarterly rate.

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Net income was below $0.1 million for the three months ended June 30, 2018, as compared to net income of $0.1 million in the comparable year-ago period. The prior year net loss included a loss of $4.3 million related to the early extinguishment of debt associated with its debt refinancing.

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The Company reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $11.5 million in the second quarter of fiscal 2018, as compared to Adjusted EBITDA of $14.6 million in the comparable 2017 period.  The adoption of ASC 606 positively impacted Adjusted EBITDA in the second quarter of 2018 by $2.6 million, due primarily to the timing change associated with the recognition of catalog costs.

YTD Results (for the six months ended June 30, 2018 and July 1, 2017)

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Revenue of $268.6 million for the six months ended June 30, 2018 increased by $11.3 million or 4.4%, as compared to the six months ended July 1, 2017. The adoption of ASC 606 contributed $5.9 million of the incremental revenue, primarily within the Company’s Distribution segment. Distribution segment revenues of $250.4 million for the six months ended June 30, 2018 increased by 7.3% or $17.1 million, from the six months ended July 1, 2017. Revenues from the Triumph Learning products, acquired in the third quarter of fiscal 2017 and which are reported in our Instruction & Intervention product category, contributed $11.1 million of incremental revenues in the first six months of fiscal 2018. After adjusting for the impact of revenues from Triumph Learning, Distribution segment revenues were up in the first six months of 2018 by $6.0 million.

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While the revenues for the Supplies product category declined $1.3 million during the six months ended June 30, 2018, open orders for the Supplies category entering the third quarter are up year-over-year by $2.7 million. In addition, incoming orders have continued to gain momentum into the third quarter of 2018. Third quarter incoming orders are up year-over-year by 7.8%, resulting in a 4.9% increase in year-to-date orders.

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Year-to-date revenues in Furniture were up 16.7% or $10.9 million, compared to 2017. The adoption of ASC 606 drove $5.9 million of this increase year-over-year, although the full-year impact of the adoption of ASC 606 is expected to be minimal. The incoming order rate for Furniture products remains strong and year-to-date orders were up 12.8% through the end of the second quarter, and third quarter-to-date Furniture orders have been up 21.4% year-over-year.

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Adjusting the Instruction & Intervention category to exclude the incremental revenue associated with the Triumph Learning products, the category was down 4.0% or $0.7 million.  However, order trends have continued to improve as the year progresses, especially in core proprietary products such as Wordly Wise and Spire, which are up nearly 4.0% year-to-date.

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The Company’s Agendas and AV Tech categories were down $1.9 million and $0.9 million, respectively, through the first six months of fiscal 2018. Both the AV Tech and Agenda categories are performing modestly below expectations.

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Curriculum segment revenues of $18.2 million for the six months ended June 30, 2018 decreased by 24.3% or $5.8 million, from the six months ended July 1, 2017. The limited amount of adoption activity in 2018 and fewer large opportunities in open territory states are contributing to the decline.  However, the competitive positioning remains strong and the pipeline of opportunities for 2019 is building.

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Gross profit margin for the six months ended June 30, 2018 was 35.3%, as compared to 36.9% for the six months ended July 1, 2017. Increased revenues contributed $4.6 million of additional gross profit offset by lower product level gross margins and higher product development amortization.

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Distribution segment gross margin was 33.8% for the six months ended June 30, 2018, as compared to 35.3% for the six months ended July 1, 2017. Year-over-year product rate variances had a negative impact on gross margin of 170 basis points, which was partially offset by a shift in product mix, primarily related to the Triumph Learning products. A shift in product mix contributed approximately 50 basis points of gross margin improvement in the first six months of fiscal 2018. Higher product development amortization in the current year’s second quarter resulted in 30 basis points of lower gross margin. More aggressive pricing in certain large state, regional and district-level pricing agreements, which became effective at various points in 2017 resulted in approximately $3.0 million of the decline. In addition, the strategic move to more competitive pricing on commodity items also is a contributing factor the decline. However, these pricing actions have driven growth and customer penetration in fiscal 2018. The Company expects the year-over-year variance in gross margin associated with certain pricing agreements will stabilize in upcoming quarters.

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Curriculum segment gross margin was 55.7% for the six months ended June 30, 2018, as compared to 52.6% for the six months ended July 1, 2017. Lower product development amortization in the current first half of the year contributed 90 basis points of the gross margin increase. The adoption of ASC 606 contributed approximately 120 basis points of the gross margin increase in the first six months of fiscal 2018 due to the increase in training revenues in the first half of 2018 as compared to the fiscal half of 2017. The remaining difference in gross margin is related to a combination of year-over-year changes in product costs.

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Selling, General & Administrative (“SG&A”) expenses were $110.9 million as compared to $99.2 million, an increase of $11.7 million in the first six months of fiscal 2018. The increase was attributable to several areas:  $7.2 million of incremental SG&A associated with the Triumph Learning acquisition of which $1.7 million was related to the integration; $2.5 million related to the impact of the change in accounting principles associated with ASC 606 on our catalog expense; and $2.9 million of incremental depreciation and amortization associated with the Company’s new phone system and new e-commerce platform implementations. The impact of ASC 606 on the Company’s catalog expenses affects the quarterly timing of the expense but does not affect the overall annual expense. Remaining SG&A costs were down approximately $0.9 million when comparing the first six months of 2018 and first six months of 2017. SG&A expenses as a percent of revenue increased to 41.3% from 38.6% for the six-month period.

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The Company reported an operating loss of $16.6 million in the first half of fiscal 2018 as compared to an operating loss of $4.4 million in the first half of fiscal 2017.

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Interest expense of $7.2 million was down $1.1 million the first half of 2018, which was primarily related to a reduction of approximately $1.0 million in non-cash interest primarily due to lower interest attributable to the Company’s vendor note obligations in 2018 as compared to 2017. Cash interest expense was essentially flat in the first six months of 2018 as compared to the first six months of 2017.

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The benefit from income taxes was $5.1 million for the six months ended June 30, 2018, as compared to $0.3 million for the six months ended July 1, 2017. The effective income tax rate for the six months ended June 30, 2018 and the six months ended July 1, 2017 was 21.5% and 1.7%, respectively. The change in the effective income tax rate year-over-year is due to a combination of lower tax rates associated with the 2017 tax reform as well as the partial reversal of valuation allowances in the fourth quarter of fiscal 2017. The tax benefit recorded in the six months ended June 30, 2018 is expected to be entirely offset by tax provisions recognized against net income expected to be generated over the remainder of fiscal 2018.

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Net loss was approximately $18.7 million for the first half of 2018, as compared to a net loss of $16.6 million in the comparable year-ago period. The prior year net loss included a loss of $4.3 million related to the early extinguishment of debt associated with the Company’s debt refinancing.

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The Company reported an adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) loss of $0.5 million in the first half of fiscal 2018, as compared to Adjusted EBITDA of $7.6 million in the comparable 2017 period. The adoption of ASC 606 positively impacted Adjusted EBITDA in the first half of 2018 by $1.5 million, due primarily to the acceleration of catalog costs.

Mr. Yorio continued, “Our objective is to re-invent School Specialty in the eyes of our customers, shareholders and employees. There is tangible progress in all areas, but we are going to accelerate the pace of change. We are uniquely positioned to be the market leading provider of 21st Century Safe School solutions. I’m confident that we will deliver a strong second half of 2018, which will enable us to achieve revenue growth at or above the high-end of our original guidance and modest Adjusted EBITDA growth of approximately 4.0%.”

Additional information on the Company’s updated outlook for 2018 can be found in the investor presentation on page 17, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on Wednesday, August 8, 2018 at 9:00 a.m. ET to discuss its results and outlook. Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer; Ryan M. Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer.

Conference Call Information:

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 8274535

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Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 8274535

Interested parties can also participate on the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com. For those who are unable to participate on the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

About School Specialty, Inc.

School Specialty designs, develops and delivers a broad assortment of innovative and proprietary products, programs and services to the education marketplace, including essential classroom supplies, furniture, educational technology, supplemental learning resources, science-based curriculum, and evidence-based safety and security training. The Company applies its unmatched team of subject-matter experts and customized planning, development and project management tools to deliver this comprehensive offering as the 21st Century Safe School™, a concept built around best-practice school environments that support the social, emotional, mental, and physical safety of students – improving both their learning outcomes and school district performance.

For more information, visit  https://corporate.schoolspecialty.com/ or connect with us on Facebook, Twitter, Instagram, and Pinterest. Find ideas, resources and inspiration by visiting our blog: https://blog.schoolspecialty.com/.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 30, 2017, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA represents net income (loss) adjusted for: provision for (benefit from) income taxes; purchase accounting deferred revenue adjustments; restructuring costs; restructuring-related costs included in SG&A; loss on early extinguishment of debt; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance. The Company believes this non-GAAP financial measure provides useful supplemental information for investors regarding trends and performance of our ongoing operations and is useful for year-over-year comparisons of such results. We also use this non-GAAP financial measure in making operational and financial decisions and in establishing operational goals.

In summary, we believe that providing this non-GAAP financial measure to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.

Company Contacts

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.bohr@schoolspecialty.com

Kevin.baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor and Media Relations Contact

Glenn Wiener

Gwiener@gwcco.com

Tel: 212-786-6011

Tables to Follow

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, Except Share and Per Share Amounts)

	June 30, 2018	December 30, 2017	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 8,640	$ 31,861	$ 6,900
Accounts receivable, less allowance for doubtful accounts	90,470	69,297	87,461
Inventories, net	131,761	77,162	124,906
Deferred catalog costs	-	3,450	6,762
Prepaid expenses and other current assets	21,154	14,121	11,145
Refundable income taxes	2,115	547	1,325
Total current assets	254,140	196,438	238,499
Property, plant and equipment, net	32,063	33,579	32,180
Goodwill	26,842	26,842	21,588
Intangible assets, net	35,184	37,163	33,247
Development costs and other	16,192	16,339	12,600
Deferred taxes long-term	8,347	2,046	193
Total assets	$ 372,768	$ 312,407	$ 338,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 64,600	$ 10,989	$46,882
Accounts payable	61,894	26,591	59,125
Accrued compensation	8,209	11,995	9,173
Contract liabilities	5,804	3,454	2,808
Accrued royalties	1,998	5,699	-
Other accrued liabilities	12,265	15,442	12,547
Total current liabilities	154,770	74,170	130,535
Long-term debt - less current maturities	130,437	130,574	124,849
Other liabilities	792	172	169
Total liabilities	285,999	204,916	255,553

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 50,000,000 shares
authorized; 7,000,000 shares outstanding	7	7	7
Capital in excess of par value	124,149	123,083	121,940
Accumulated other comprehensive loss	(1,832)	(1,425)	(1,600)
Retained earnings (accumulated deficit)	(35,555)	(14,174)	(37,593)
Total stockholders' equity	86,769	107,491	82,754
Total liabilities and stockholders' equity	$ 372,768	$ 312,407	$ 338,307

SCHOOL SPECIALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Revenues	$ 169,272	$ 160,177	$ 268,559	$ 257,288
Cost of revenues	110,528	99,682	173,694	162,269
Gross profit	58,744	60,495	94,865	95,019
Selling, general and administrative expenses	53,808	51,721	110,946	99,189
Facility exit costs and restructuring	171	44	482	217
Operating income (loss)	4,765	8,730	(16,563)	(4,387)
Other expense:
Interest expense	3,688	4,197	7,194	8,247
Loss on early extinguishment of debt	-	4,298	-	4,298
Income (loss) before benefit from income taxes	1,077	235	(23,757)	(16,932)
Provision for (benefit from) income taxes	1,059	99	(5,097)	(292)
Net loss	$ 18	$ 136	$ (18,660)	$ (16,640)

Weighted average shares outstanding:
Basic	7,000	7,000	7,000	7,000
Diluted	7,129	7,077	7,000	7,000

Net Loss per Share:
Basic	$ 0.00	$ 0.02	$ (2.67)	$ (2.38)
Diluted	$ 0.00	$ 0.02	$ (2.67)	$ (2.38)

	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Adjusted Earnings before interest, taxes, depreciation,
	amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ 18	$ 136	$ (18,660)	$ (16,640)
Provision for (benefit from) income taxes	1,059	99	(5,097)	(292)
Purchase accounting deferred revenue adjustment	266	-	639	-
Restructuring costs	171	44	482	217
Restructuring-related costs incl in SG&A	390	997	1,688	1,891
Loss on early extinguishment of debt	-	4,298	-	4,298
Depreciation and amortization expense	3,935	3,147	9,393	6,473
Amortization of development costs	1,382	1,172	2,686	2,283
Net interest expense	3,688	4,197	7,194	8,247
Stock-based compensation	625	511	1,197	1,091
Adjusted EBITDA	$ 11,534	$ 14,601	$ (477)	$ 7,568